EXHIBIT 2.1

               SHARE EXCHANGE AGREEMENT BETWEEN GOLDEN HOLE, INC.
              AND INTERNATIONAL PLASTICS AND EQUIPMENT CORP. DATED
                                JANUARY 14, 2002


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                            SHARE EXCHANGE AGREEMENT

                                 by and between

                     GOLDEN HOLE, INC., A NEVADA CORPORATION

                                       and

     INTERNATIONAL PLASTICS AND EQUIPMENT CORP., A PENNSYLVANIA CORPORATION



                          Dated as of January 14, 2002

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                                TABLE OF CONTENTS
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                                                                                                        PAGE
THE SHARE EXCHANGE.........................................................................................4
            1.1         THE SHARE EXCHANGE.................................................................4
            1.2         NUMBER OF SHARES OF GHI COMMON STOCK...............................................4
            1.3         CONVERSION OF IPEC COMMON STOCK....................................................4
            1.4         [INTENTIONALLY LEFT BLANK].........................................................5
            1.5         EFFECTIVE TIME.....................................................................5
            1.6         FRACTIONAL SHARES..................................................................5
            1.7         RESERVATION OF SHARES..............................................................5
            1.8         ADJUSTMENTS TO EXCHANGE RATIO......................................................5
            1.9         DISSENTING SHARES..................................................................5
            1.10        EXCHANGE OF CERTIFICATES...........................................................6
            1.11        NO FURTHER OWNERSHIP RIGHTS IN IPEC COMMON STOCK...................................6
            1.12        LOST, STOLEN OR DESTROYED CERTIFICATES.............................................6
            1.13        EXEMPTION FROM REGISTRATION........................................................6
            1.14        REPORTING OF SHARE EXCHANGE........................................................6
            1.15        BOARD OF DIRECTORS OF GHI..........................................................6
            1.16        TAKING OF NECESSARY ACTION; FURTHER ACTION.........................................6
THE CLOSING................................................................................................7
            2.1         TIME AND PLACE OF CLOSING..........................................................7
            2.2         OBLIGATIONS OF IPEC AND THE IPEC SHAREHOLDERS AT OR PRIOR TO THE CLOSING...........7
            2.3         OBLIGATIONS OF GHI AT OR PRIOR TO THE CLOSING......................................7
REPRESENTATIONS AND WARRANTIES OF IPEC.....................................................................8
            3.1         ORGANIZATION AND QUALIFICATION.....................................................8
            3.2         CAPITALIZATION.....................................................................8
            3.3         SUBSIDIARIES AND AFFILIATES........................................................8
            3.4         OPTIONS OR OTHER RIGHTS............................................................8
            3.5         OWNERSHIP OF SHARES................................................................9
            3.6         VALIDITY AND EXECUTION OF AGREEMENT................................................9
            3.7         NO CONFLICT........................................................................9
            3.8         CONSENTS AND APPROVALS.............................................................9
            3.9         VIOLATION OF LAWS, PERMITS, ETC....................................................9
            3.10        BOOKS AND RECORDS.................................................................10
            3.11        IPEC FINANCIAL STATEMENTS.........................................................10
            3.12        UNDISCLOSED LIABILITIES...........................................................10
            3.13        TITLE TO PROPERTY; ENCUMBRANCES...................................................10
            3.14        TAXES.............................................................................10
            3.15        LITIGATION........................................................................11
            3.16        CONTRACTS AND OTHER AGREEMENTS....................................................11
            3.17        ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE..........................................12
            3.18        COMPENSATION ARRANGEMENTS; OFFICERS AND DIRECTORS.................................12
            3.19        ERISA.............................................................................12
            3.20        OPERATIONS........................................................................12

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            3.21        INTANGIBLE PROPERTY AND INTELLECTUAL PROPERTY.....................................14
            3.22        EMPLOYEE RELATIONS................................................................14
            3.23        INSURANCE.........................................................................14
            3.24        LICENSES AND PERMITS..............................................................15
            3.25        BROKERS...........................................................................15
            3.26        DISCLOSURE........................................................................15
REPRESENTATIONS AND WARRANTIES OF GHI.....................................................................15
            4.1         ORGANIZATION AND QUALIFICATION....................................................15
            4.2         CAPITALIZATION....................................................................15
            4.3         SUBSIDIARIES AND AFFILIATES.......................................................15
            4.4         OPTIONS OR OTHER RIGHTS...........................................................15
            4.5         VALIDITY AND EXECUTION OF AGREEMENT...............................................16
            4.6         NO CONFLICT.......................................................................16
            4.7         CONSENTS AND APPROVALS............................................................16
            4.8         VIOLATION OF LAWS, PERMITS, ETC...................................................16
            4.9         BOOKS AND RECORDS.................................................................16
            4.10        GHI FINANCIAL STATEMENTS..........................................................17
            4.11        UNDISCLOSED LIABILITIES...........................................................17
            4.12        TITLE TO PROPERTY; ENCUMBRANCES...................................................17
            4.13        TAXES.............................................................................17
            4.14        LITIGATION........................................................................18
            4.15        CONTRACTS AND OTHER AGREEMENTS....................................................18
            4.16        COMPENSATION ARRANGEMENTS; OFFICERS, DIRECTORS AND EMPLOYEES......................18
            4.17        ERISA.............................................................................18
            4.18        OPERATIONS........................................................................18
            4.19        INTANGIBLE PROPERTY AND INTELLECTUAL PROPERTY.....................................20
            4.20        INSURANCE.........................................................................21
            4.21        LICENSES AND PERMITS..............................................................21
            4.22        BROKERS...........................................................................21
            4.23        APPROVAL OF SHARE EXCHANGE........................................................21
            4.24        SEC REPORTING STATUS..............................................................21
            4.25        INVESTMENT COMPANY................................................................21
            4.26        TRADING STATUS....................................................................21
            4.27        DISCLOSURE........................................................................21
ACTIONS PRIOR TO CLOSING..................................................................................21
            5.1         CORPORATE EXAMINATIONS AND INVESTIGATIONS.........................................21
            5.2         CONDUCT AND PRESERVATION OF BUSINESS OF GHI.......................................22
            5.3         CONDUCT AND PRESERVATION OF BUSINESS OF IPEC......................................22
            5.4         ADVICE OF CHANGES.................................................................22
            5.5          NQB PINK SHEETS..................................................................23
            5.6         SEC REPORTS.......................................................................23
            5.7         SHAREHOLDER APPROVALS.............................................................23
            5.8         OTHER AGREEMENTS..................................................................23
CONDITIONS PRECEDENT TO CLOSING...........................................................................23



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            6.1         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GHI TO COMPLETE THE CLOSING............23
            6.2         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IPEC TO COMPLETE THE CLOSING...........25
POST-CLOSING COVENANTS....................................................................................26
            7.1         FURTHER INFORMATION...............................................................26
            7.2         RECORD RETENTION..................................................................26
            7.3         POST-CLOSING ASSISTANCE...........................................................27
            7.4         SEC REPORTING.....................................................................27
SURVIVAL; INDEMNIFICATION.................................................................................27
            8.1         SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES............................27
TERMINATION OF AGREEMENT..................................................................................28
            9.1         TERMINATION.......................................................................28
            9.2         SURVIVAL AFTER TERMINATION........................................................28
MISCELLANEOUS.............................................................................................28
            10.1        EXPENSES..........................................................................28
            10.2        FURTHER ASSURANCES................................................................28
            10.3        NOTICES...........................................................................29
            10.4        MEDIATION.........................................................................30
            10.5        ARBITRATION.......................................................................30
            10.6        PUBLICITY.........................................................................31
            10.7        ENTIRE AGREEMENT..................................................................31
            10.8        WAIVERS AND AMENDMENTS............................................................31
            10.9        GOVERNING LAW.....................................................................31
            10.10           BINDING EFFECT, NO ASSIGNMENT.................................................31
            10.11           COUNTERPARTS..................................................................31
            10.12           EXHIBITS AND SCHEDULES........................................................31
            10.13           EFFECT OF DISCLOSURE ON SCHEDULES.............................................31
            10.14           HEADINGS......................................................................31
            10.15           SEVERABILITY OF PROVISIONS....................................................31
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THIS SHARE  EXCHANGE  AGREEMENT is entered  into as of January 14, 2002,  by and between  GOLDEN HOLE,  INC., a Nevada  corporation  ("GHI"),  and  INTERNATIONAL
PLASTICS AND EQUIPMENT CORP., a Pennsylvania corporation ("IPEC").

                                    RECITALS

A. The Boards of Directors of each of GHI and IPEC have determined that it is in the best interests of GHI and IPEC (as applicable) and their respective shareholders that GHI acquire IPEC through a statutory share exchange under the laws of Nevada (the "SHARE EXCHANGE") and, in furtherance thereof, have approved the Share Exchange, this Agreement and the transactions contemplated hereby.

B. Pursuant to the Share Exchange, among other things, and subject to the terms and conditions of this Agreement, all of the shares of capital stock of IPEC which are issued and outstanding immediately prior to the Effective Time (as defined below) shall be converted into the right to receive shares of common stock, $0.001 par value per share, of GHI ("GHI COMMON STOCK") on the terms and subject to the conditions set forth herein.

C. GHI and IPEC desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange.


                                    AGREEMENT

NOW,  THEREFORE,  for  and in  consideration  of the  premises  and  the  mutual
agreements   hereinafter  set  forth,  in  accordance  with  the  provisions  of applicable law, the parties hereby agree as follows:

                                    ARTICLE I
                               THE SHARE EXCHANGE

1.1 THE SHARE EXCHANGE. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Nevada General Corporation Law and all amendments and additions thereto (the "NEVADA LAW") and the Pennsylvania Corporation Law and all amendments and additions thereto (the "PENNSYLVANIA LAW"), by virtue of the Share Exchange and without any action on the part of GHI or the holder of any shares of IPEC Common Stock or IPEC Options, the following shall occur:

1.2 NUMBER OF SHARES OF GHI COMMON STOCK. The stockholders of IPEC named on SCHEDULE A attached to this Agreement (the "IPEC SHAREHOLDERS") shall receive an aggregate of 9,489,796 shares of GHI Common Stock on a pro rata basis based on their percentage shareholdings in IPEC at the Effective Date, and IPEC shall become a wholly-owned subsidiary of GHI.

1.3 CONVERSION OF IPEC COMMON STOCK. Each share of IPEC Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as


Share Exchange Agreement - Page 4

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      such term is defined in SECTION 1.9) will be  automatically  cancelled and extinguished and each share of IPEC Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive 2.7652975 shares of GHI Common Stock (the "EXCHANGE RATIO"), rounded to the nearest whole share of GHI Common Stock.

1.4   [INTENTIONALLY LEFT BLANK.]

1.5 EFFECTIVE TIME. The Share Exchange will become effective upon the proper filing of Articles of Exchange with the Department of State of the Commonwealth of Pennsylvania, or such other jurisdictions as required (the "EFFECTIVE TIME").

1.6 FRACTIONAL SHARES. No fraction of a share of GHI Common Stock will be issued upon such exchange of shares of IPEC Common Stock. Instead amounts of shares will be rounded to the nearest whole number.

1.7 RESERVATION OF SHARES. GHI will reserve sufficient shares of GHI Common Stock for issuance pursuant to SECTION 1.3.

1.8 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into GHI Common Stock or IPEC Common Stock), reorganization, reclassification, recapitalization or other like change with respect to GHI Common Stock or IPEC Common Stock, the effective date of which occurs after the date hereof and prior to the Effective Time.

1.9   DISSENTING SHARES.

      (a) Notwithstanding any provision of this Agreement to the contrary, any shares of IPEC Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the Pennsylvania Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive GHI Common Stock pursuant to SECTIONS 1.2 and 1.3, but the holder thereof shall only be entitled to such rights as are granted by the Pennsylvania Law.

      (b) Notwithstanding the provisions of SECTION 1.9(A), if any holder of shares of IPEC Common Stock who demands appraisal of such shares under the Pennsylvania Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive GHI Common Stock as provided in SECTIONS 1.2 and 1.3, without interest thereon, in accordance with SECTIONS 1.2 and 1.3.

      (c) IPEC shall give GHI (i) prompt notice of its receipt of any written demands for appraisal of any shares of GHI Common Stock, withdrawals of such demands, and any other instruments relating to the Share Exchange received by IPEC and (ii) the


Share Exchange Agreement - Page 5

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           opportunity to participate in all  negotiations  and proceedings with respect to demands for appraisal under the Pennsylvania Law.

1.10 EXCHANGE OF CERTIFICATES. At Closing, or as soon as practicable thereafter, GHI shall have its transfer agent issue a letter of transmittal to each IPEC Shareholder listed on SCHEDULE A hereto. After having received a completed letter of transmittal and certificates representing such IPEC Shareholder's IPEC Common Stock, the transfer agent shall deliver certificates representing the whole number of shares of GHI Common Stock into which such IPEC Shareholder's shares of IPEC Common Stock shall have been exchanged as set forth herein.

1.11 NO FURTHER OWNERSHIP RIGHTS IN IPEC COMMON STOCK. All shares of GHI Common Stock issued upon the surrender for exchange of shares of IPEC Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IPEC Common Stock, and there shall be no further registration of transfers on the records of the Company of shares of IPEC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the GHI for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.12 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of IPEC Common Stock shall have been lost, stolen or destroyed, the transfer agent for GHI shall issue certificates representing such shares of GHI Common Stock in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof.

1.13 EXEMPTION FROM REGISTRATION. The shares of GHI Common Stock to be issued pursuant to SECTIONS 1.2 and 1.3 in connection with the Share Exchange will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "SECURITIES ACT").

1.14 REPORTING OF SHARE EXCHANGE. For federal, state, and local income tax return reporting purposes, all parties agree to treat the Share Exchange as a nontaxable exchange under Section 368 of the Internal Revenue Code.

1.15 BOARD OF DIRECTORS OF GHI. Simultaneously at Closing, the number of directors of GHI shall be increased to three (3). All of the existing officers and directors of GHI shall resign from their positions and the following persons shall be appointed to fill the vacancies: Joseph Giordano, Jr., Joseph M. Giordano, and Charles J. Long, Jr.

1.16 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of GHI are fully authorized to take, and will use their reasonable efforts to take, all such lawful and necessary action.




Share Exchange Agreement - Page 6

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                                   ARTICLE II
                                   THE CLOSING

2.1 TIME AND PLACE OF CLOSING. The closing of the Share Exchange (the "CLOSING") shall, unless otherwise agreed to in writing by the parties, take place at the law offices of Dill Dill Carr Stonbraker & Hutchings, P.C., 455 Sherman Street, Suite 300, Denver, Colorado 80203, at 2:00 p.m., local time, on or prior to February 14, 2002.

2.2 OBLIGATIONS OF IPEC AND THE IPEC SHAREHOLDERS AT OR PRIOR TO THE CLOSING. At or prior to Closing, and subject to the satisfaction by GHI of its obligations hereunder, IPEC and the IPEC Shareholders shall deliver to GHI the following:

      (a) A copy of the Articles of Incorporation of IPEC certified as of a date within ten days of the Closing by the Department of State of the Commonwealth of Pennsylvania and certified by the corporate secretary of IPEC as to the absence of any amendments between the date of certification by the Department of State and the Closing;

      (b) A certificate from the Department of State of the Commonwealth of Pennsylvania as to the existence and good standing of IPEC as of a date within ten days of the Closing;

      (c) A certificate of the corporate secretary of IPEC attaching thereto true and correct copies of the bylaws of IPEC;

      (d)  The certificate of IPEC referred to in SECTION 6.1 hereof;

      (e) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from IPEC by GHI or its counsel;

      (f) The certificates evidencing the shares of IPEC Common Stock owned by the IPEC Shareholders, duly endorsed for transfer to GHI; and

      (g)  A legal opinion in the form required pursuant to SECTION 6.1 hereof.

2.3 OBLIGATIONS OF GHI AT OR PRIOR TO THE CLOSING. At or prior to Closing, and subject to the satisfaction by IPEC of its obligations hereunder, GHI shall deliver to IPEC and the IPEC Shareholders the following:

      (a) A copy of the Articles of Incorporation of GHI certified as of a date within ten days of the Closing by the Secretary of State of the State of Nevada and certified by the corporate secretary of GHI as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

      (b) A certificate from the Secretary of State of the State of Nevada as to the existence and good standing of GHI as of a date within ten days of the Closing;


Share Exchange Agreement - Page 7

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      (c)  A  certificate  of the corporate  secretary of GHI attaching  thereto true and correct copies of the bylaws of GHI and the corporate resolutions duly adopted by the board of directors of GHI authorizing the consummation of the transactions contemplated hereby;

      (d)  The certificate of GHI referred to in SECTION 6.2 hereof;

      (e) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from GHI by IPEC or its counsel;

      (f) Certificates evidencing the GHI Common Stock to be issued to the IPEC Shareholders pursuant to ARTICLE I hereof; and

      (g)  A legal opinion in the form required pursuant to SECTION 6.2 hereof.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF IPEC

Except as expressly set forth and specifically identified by the section number of this Agreement in the schedule delivered by IPEC to GHI contemporaneously with the execution of this Agreement (the "IPEC DISCLOSURE SCHEDULE"), IPEC represents, warrants, and covenants to GHI as follows:

3.1 ORGANIZATION AND QUALIFICATION. IPEC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. IPEC is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a material adverse effect in the business, operations, properties, assets, liabilities, prospects, or condition (financial or otherwise) of IPEC (hereinafter a "MATERIAL Effect").

3.2 CAPITALIZATION. The issued and outstanding capital stock of IPEC consists of 3,431,745 shares of common stock. All of the issued and outstanding shares of capital stock of IPEC are validly issued, fully paid, and nonassessable, and none of such shares has been issued in violation of the preemptive rights of any person.

3.3 SUBSIDIARIES AND AFFILIATES. Except as set forth in SECTION 3.3 of the IPEC Disclosure Schedule, IPEC does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

3.4 OPTIONS OR OTHER RIGHTS. Except as set forth in SECTION 3.4 of the IPEC Disclosure Schedule, no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of IPEC, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.


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3.5   OWNERSHIP  OF SHARES.  The shares of IPEC Common Stock are owned of record and beneficially by the IPEC Shareholders as set forth on Schedule A. To the knowledge of IPEC, the IPEC Shareholders possess full authority and legal right to sell, transfer, and assign the entire legal and beneficial ownership of the shares of IPEC common stock, free from all liens, claims, and encumbrances of any kind.

3.6   VALIDITY  AND  EXECUTION  OF  AGREEMENT.  IPEC has the full  legal  right, capacity and power required to enter into, execute and deliver this Agreement and to carry out the transactions contemplated, subject to approval of the shareholders of IPEC and the terms set forth in this Agreement. This Agreement has been duly executed and delivered by IPEC and constitutes the valid and binding obligation of IPEC, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.7 NO CONFLICT. Except as set forth in SECTION 3.7 of the IPEC Disclosure Schedule and to the knowledge of IPEC, none of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of IPEC or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to IPEC that would cause a Material Effect, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which IPEC or is bound that would cause a Material Effect; (b) result in the creation of any material option, pledge, security interest, lien, charge, encumbrance, or restriction, whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws (hereinafter an "ENCUMBRANCE") upon any of the properties or assets of IPEC pursuant to any such term or provision that would cause a Material Effect; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which IPEC is a party, or by which IPEC or any of its properties or assets may be subject or bound that would cause a Material Effect.

3.8 CONSENTS AND APPROVALS. No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by IPEC in connection with the Share Exchange.

3.9   VIOLATION OF LAWS, PERMITS, ETC.

      (a) IPEC is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.


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      (b)  IPEC has  maintained  in full  force  and  effect  all  certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

3.10 BOOKS AND RECORDS. The books and records of IPEC (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of IPEC are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of IPEC since the date of inception of IPEC, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.11 IPEC FINANCIAL STATEMENTS. The unaudited balance sheet of IPEC as of September 30, 2001, and the related unaudited statement of income and statement of cash flows for the nine months then ended, together with the audited balance sheets of IPEC as of December 31, 2000 and 1999, and the related audited statements of income and statements of cash flow for the years then ended (the "IPEC FINANCIAL STATEMENTS"), true and complete copies of which have been delivered to GHI, present fairly, in all material respects, the financial position of IPEC as at such dates and the results of operations of IPEC for the periods then ended, in accordance with generally accepted accounting principles ("GAAP") consistently applied for the periods covered thereby.

3.12 UNDISCLOSED LIABILITIES. To the knowledge of IPEC, IPEC does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as "LIABILITIES" and individually as a "LIABILITY"), of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the IPEC Financial Statements. IPEC does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the IPEC Financial Statements that are consistent with past practice and are included in the latest IPEC Financial Statements, (b) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the IPEC
      Financial Statements, or (c) as specifically disclosed in the IPEC Financial Statements.

3.13 TITLE TO PROPERTY; ENCUMBRANCES. IPEC has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the IPEC Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

3.14 TAXES. All returns, reports, information returns, or other documents (including any related or supporting information) filed or required to be filed with any federal, state, local, or


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      foreign  governmental  entity or others  authority in connection  with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on IPEC) or the administration of any laws, regulations or
      administrative   requirements   relating  to  any  Tax  (hereinafter  "TAX
      RETURNS"), reports and declarations of estimated tax or estimated tax deposit forms required to be filed by IPEC have been duly and timely filed; IPEC has paid all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether
      disputed  or  not,  including,   without  limitation,   income,   capital,
      estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability (hereinafter "TAXES") which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which IPEC is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper court, tribunal, arbitrator or any government or political subdivision thereof,
      whether  federal,   state,  county,  local  or  foreign,  or  any  agency,
      authority, official or instrumentality of any such government or political subdivision (hereinafter "GOVERNMENTAL OR REGULATORY BODY"). There are no tax liens upon any of the assets or properties of IPEC except for any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any member or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than (i) materialmen's, mechanics', repairmen's or other like liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of sale, forfeiture or loss of any part of the assets and shall have been disclosed to GHI hereunder, or (ii) any lien arising as a result of any act or omission of GHI (hereinafter "LIENS") for Taxes not yet due. IPEC is not a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a "SETTLEMENT AGREEMENT"), and IPEC does not have any obligation to make payments under any Settlement Agreement.

3.15  LITIGATION.

      (a) There is no action, proceeding, investigation, or inquiry pending or, to the best of IPEC's knowledge, threatened (i) against or affecting any of IPEC's assets or business that, if determined adversely to IPEC, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

      (b) IPEC has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause IPEC to determine that there exists any basis for any material claim against IPEC for any of the matters described in paragraph (a) above.

3.16 CONTRACTS AND OTHER AGREEMENTS. IPEC has made available to GHI complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral


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

      agreements. Such agreements, contracts, and commitments are in full force and effect, and, to the best of IPEC's knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

3.17 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. All accounts receivable reflected on the latest balance sheet of IPEC included in the IPEC Financial Statements, and all accounts receivable arising subsequent to September 30, 2001, (a) have arisen from BONA FIDE sales transactions in the ordinary course of business on ordinary trade terms and (b) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim. IPEC has made payments on accounts payable and other current obligations arising subsequent to September 30, 2001, in accordance with past practice of the business of IPEC.

3.18 COMPENSATION ARRANGEMENTS; OFFICERS AND DIRECTORS. SECTION 3.18 to the IPEC Disclosure Schedule sets forth: (a) the names of all present officers and directors of IPEC and current annual salary, including any promised, expected or customary bonus or such other amount, and (b) the names and titles of all directors and officers of IPEC. IPEC has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any person listed in SECTION 3.18 to the IPEC Disclosure Schedule. To the knowledge of IPEC, none of such persons has made a threat to IPEC to terminate such person's relationship with IPEC.

3.19 ERISA. Except as set forth in SECTION 3.19 to the IPEC Disclosure Schedule, there are no employee benefit plans as defined in ERISA ("PLANS") maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of IPEC, or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by IPEC, and no such Plan is or has ever been subject to ERISA.

3.20 OPERATIONS. Except as expressly authorized by this Agreement, and except as set forth in SECTION 3.20 to the IPEC Disclosure Schedule, since the date of the latest IPEC Financial Statements, IPEC has not:

      (a) amended its Articles of Incorporation or By-Laws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of IPEC;

      (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests except in the ordinary course of business and consistent with past practices;

      (c) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;


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

      (d) declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

      (e)  knowingly waived any right of material value to the business of IPEC;

      (f) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncorrectable of accounts receivable;

      (g) made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

      (h) entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

      (i) made any payment or commitment to pay any severance or termination pay to any person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such persons or their officers, directors, employees in the ordinary course of business;

      (j) except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

      (k) except in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

      (l) except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

      (m) except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $50,000 individually or in the aggregate;


Share Exchange Agreement - Page 13

      (n)  except  in  the  ordinary  course  of  business,   made  any  capital
           expenditures or commitments for capital expenditures in aggregate amount exceeding $50,000; or

      (o) except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to SECTION 3.16.

3.21 INTANGIBLE PROPERTY AND INTELLECTUAL PROPERTY. IPEC possesses all of the necessary licenses, trademarks, trade names, domain names, patents (hereinafter "INTELLECTUAL PROPERTY RIGHTS") necessary to conduct its business in the manner that is currently being conducted and anticipates conducting in the future. All of such Intellectual Property Rights are held in the name of IPEC. To the knowledge of IPEC, none of the Intangible Property of IPEC infringes upon the rights of any other person in any material respect or, to the knowledge of IPEC, is so infringed upon by any other person or its property. IPEC has not received any notice of any claim of any other person relating to any of the Intangible Property or any process or confidential information of IPEC and does not know of any basis for any such charge or claim. Except for the Intangible Property, no other material intellectual property or intangible property rights are required for IPEC to conduct the business of IPEC in the ordinary course consistent with past practice. Except as separately identified in SECTION
      3.21 of the IPEC Disclosure Schedule, no approval or consent of any person is needed so that the interest of IPEC in the Intangible Property shall continue to be in full force and effect and enforceable by IPEC following the transactions contemplated by this Agreement.

3.22 EMPLOYEE RELATIONS. IPEC is not a party any agreement with any labor organization, collective bargaining or similar agreement with respect to its employees. There are no material complaints, grievances or arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the knowledge of IPEC, threatened, involving any employee, applicant for employment, or former employee of IPEC against IPEC. During the past five years, IPEC has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the knowledge of IPEC, threatened. To the knowledge of IPEC, there are no attempts presently being made to organize any employees employed by IPEC.

3.23 INSURANCE. IPEC has adequate policies of insurance for its operations. IPEC is not in default with respect to any material provision contained in any policy or binder of insurance and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability. IPEC has not received any notice of cancellation or non-renewal of any such policy or binder. IPEC has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any existing insurance coverage will not be available in the future on substantially the same terms as now in effect.


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

3.24 LICENSES AND PERMITS. Except as set forth in SECTION 3.24 of the IPEC Disclosure Schedule, IPEC has obtained all material government permits, licenses, domain name and other registrations, and other consents and authorizations (federal, state, local and foreign) of any Governmental or Regulatory Body (collectively, "PERMITS") are required to be obtained by IPEC in connection with its properties or the business of IPEC. IPEC has not received any notice of any claim of revocation of any such Permit and has no knowledge of any event which would be likely to give rise to such a claim.

3.25 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by IPEC directly with GHI without the intervention of any other person on behalf of IPEC in such manner as to give rise to any valid claim by any person against IPEC or GHI for a finder's fee, brokerage commission or similar payment.

3.26 DISCLOSURE. To the knowledge of IPEC, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF GHI

Except as expressly set forth and specifically identified by the section number of this Agreement in the schedule delivered by GHI to IPEC contemporaneously with the execution of this Agreement (the "GHI DISCLOSURE SCHEDULE"), GHI represents, warrants, and covenants to IPEC as follows:

4.1 ORGANIZATION AND QUALIFICATION. GHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. GHI is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a Material Effect.

4.2 CAPITALIZATION. The issued and outstanding capital stock of GHI consists of 465,000 shares of common stock, $0.001 par value per share. All of the issued and outstanding shares of capital stock of GHI are validly issued, fully paid, and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person. The GHI Common Stock shall be validly issued, fully paid, and nonassessable.

4.3 SUBSIDIARIES AND AFFILIATES. Except as set forth in SECTION 4.3 of the GHI Disclosure Schedule, GHI does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

4.4 OPTIONS OR OTHER RIGHTS. Except as set forth in SECTION 4.4 of the GHI Disclosure Schedule, no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of GHI whether upon conversion of other securities or otherwise, are issued or outstanding except as set forth in the GHI Disclosure


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

      Schedule, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

4.5 VALIDITY AND EXECUTION OF AGREEMENT. GHI has the full legal right, capacity, and power required to enter into, execute, and deliver this Agreement and to carry out the transactions contemplated, subject to approval of the shareholders of GHI and the terms set forth in this Agreement. This Agreement has been duly and validly executed on behalf of GHI and is a valid and binding obligation of GHI, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.6 NO CONFLICT. Except as set forth in SECTION 4.6 of the GHI Disclosure Schedule and to the knowledge of GHI, none of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of GHI or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to GHI that would cause a Material Effect, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which GHI is bound that would cause a Material Effect; (b) result in the creation of any Encumbrance upon any of the properties or assets of GHI pursuant to any such term or provision that would cause a Material Effect; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which GHI is a party, or by which GHI or any of its properties or assets may be subject or bound that would cause a Material Effect.

4.7 CONSENTS AND APPROVALS. No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by GHI in connection with the Share Exchange.

4.8   VIOLATION OF LAWS, PERMITS, ETC.

      (a) GHI is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.

      (b) GHI has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

4.9 BOOKS AND RECORDS. The books and records of GHI (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices.


Share Exchange Agreement - Page 16

      The minute books of GHI are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of GHI since the date of inception of GHI, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

4.10 GHI FINANCIAL STATEMENTS. The unaudited balance sheet of GHI as of September 30, 2001, and the related unaudited statement of operations and statement of cash flows for the nine months then ended, together with the audited balance sheets of GHI as of December 31, 2000 and 1999, and the related audited statements of operations, statements of cash flow and statements of shareholders equity for the years then ended (the "GHI FINANCIAL STATEMENTS"), true and complete copies of which have been delivered to IPEC, present fairly, in all material respects, the financial position of GHI as at such dates and the results of operations of GHI for the periods then ended, in accordance with GAAP consistently applied for the periods covered thereby.

4.11 UNDISCLOSED LIABILITIES. To the knowledge of GHI, GHI does not have any Liabilities of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the GHI Financial Statements. GHI does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the GHI Financial Statements that are consistent with past practice and are included in the latest GHI Financial Statements, (b) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the GHI Financial Statements, or (c) as specifically disclosed in the GHI Financial Statements.

4.12 TITLE TO PROPERTY; ENCUMBRANCES. GHI has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the GHI Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

4.13 TAXES. All Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by GHI have been duly and timely filed; GHI has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which GHI is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. There are no tax liens upon any of the assets or properties of GHI except for Liens for Taxes not yet due. GHI is not a party to any Settlement Agreement, and GHI does not have any obligation to make payments under any Settlement Agreement.




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

4.14  LITIGATION.

      (a) There is no action, proceeding, investigation, or inquiry pending or, to the best of GHI's knowledge, threatened (i) against or affecting any of GHI's assets or business that, if determined adversely to GHI, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

      (b) GHI has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause GHI to determine that there exists any basis for any material claim against GHI for any of the matters described in paragraph (a) above.

4.15 CONTRACTS AND OTHER AGREEMENTS. SECTION 4.15 to the GHI Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts, and commitments (and all amendments thereto), written or oral, to which GHI is a party or by which any of its properties is bound. GHI has made available to IPEC complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. Such agreements, contracts, and commitments are in full force and effect, and, to the best of GHI's knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

4.16 COMPENSATION ARRANGEMENTS; OFFICERS, DIRECTORS AND EMPLOYEES. GHI does not pay any compensation to any of its officers and directors and has no employees. GHI has not made a commitment or agreement (verbally or in writing) to pay any compensation to such persons.

4.17 ERISA. There are no Plans maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of GHI or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by GHI and no such Plan is or has ever been subject to ERISA.

4.18 OPERATIONS. Except as expressly authorized by this Agreement, or except as set forth in SECTION 4.18 to the GHI Disclosure Schedule, since the date of the latest GHI Financial Statements, GHI has not:

      (a) amended its Articles of Incorporation or By-Laws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of GHI;

      (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;


Share Exchange Agreement - Page 18

      (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

      (d) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

      (e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

      (f)  knowingly waived any right of material value to the business of GHI;

      (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncorrectable of accounts receivable;

      (h) made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

      (i) entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

      (j) made any payment or commitment to pay any severance or termination pay to any person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such persons or their officers, directors, employees in the ordinary course of business;

      (k) except in the ordinary course of business and subject to the provisions of SECTION 5.2 hereof, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice, (iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory in the ordinary course of business, or (iv) entered into or amended any material contract or other agreement to


Share Exchange Agreement - Page 19
           which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any person or to refrain from competing with any person, in each case or type required to be disclosed pursuant to SECTION 4.15 hereof;

      (l) except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

      (m) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

      (n) except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

      (o) except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $5,000 individually or in the aggregate;

      (p)  except  in  the  ordinary  course  of  business,   made  any  capital
           expenditures or commitments for capital expenditures in aggregate amount exceeding $5,000; or

      (q) except in the ordinary course of business and subject to the provisions of SECTION 5.2 hereof, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to SECTION 4.15.

4.19 INTANGIBLE PROPERTY AND INTELLECTUAL PROPERTY. GHI possesses all of the necessary Intellectual Property Rights necessary to conduct its business in the manner that is currently being conducted and anticipates conducting in the future. All of such Intellectual Property Rights are held in the name of GHI. To the knowledge of GHI, none of the Intangible Property of GHI infringes upon the rights of any other person in any material respect or, to the knowledge of GHI, is so infringed upon by any other person or its property. GHI has not received any notice of any claim of any other person relating to any of the Intangible Property or any process or confidential information of GHI and does not know of any basis for any such charge or claim. Except for the Intangible Property, no other material intellectual property or intangible property rights are required for GHI to conduct the business of GHI in the ordinary course consistent with past practice. Except as separately identified in SECTION 4.19 of the GHI Disclosure Schedule, no approval or consent of any person is needed so that the interest of GHI in the Intangible Property shall continue to be in full force and effect and enforceable by GHI following the transactions contemplated by this Agreement.


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

4.20 INSURANCE. GHI has not maintained any policies of insurance for its operations

4.21 LICENSES AND PERMITS. Except as set forth in SECTION 4.21 of the GHI Disclosure Schedule, no Permits are required to be obtained by GHI in connection with its properties or the business of GHI. GHI has not received any notice of any claim of revocation of any such Permit and has no knowledge of any event which would be likely to give rise to such a claim.

4.22 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by IPEC directly with GHI without the intervention of any other person on behalf of GHI in such manner as to give rise to any valid claim by any person against IPEC or GHI for a finder's fee, brokerage commission or similar payment.

4.23 APPROVAL OF SHARE EXCHANGE. The board of directors of GHI has approved the Share Exchange without reservation or qualification.

4.24 SEC REPORTING STATUS. GHI filed a registration statement under Section 12(g) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") which was declared effective on July 29, 2000. Since that date, GHI has filed with the Securities and Exchange Commission ("SEC") all reports required to be filed pursuant to Section 13 of the Exchange Act. It has not filed a certification on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

4.25  INVESTMENT COMPANY. GHI is not an investment company within the meaning of
      Section 3 of the Investment Company Act.

4.26 TRADING STATUS. The GHI Common Stock was approved for unpriced quotation on the NQB Pink Sheets under the symbol "GLHL".

4.27 DISCLOSURE. To the knowledge of GHI, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE V
                            ACTIONS PRIOR TO CLOSING

5.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. At or prior to the Closing Date, each of GHI and IPEC shall be entitled to make such investigation of the assets, properties, business and operations of the other and such examination of the books, records, Tax Returns, financial condition and operations of the other as each may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and GHI and IPEC shall cooperate fully therein. In order that each of GHI and IPEC may have full opportunity to make such a business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the other, GHI or IPEC, as the case may be, shall furnish to the other during such period all such information and copies of such documents concerning its affairs as GHI or
      IPEC  may   reasonably   request  and  cause  its


Share Exchange Agreement - Page 21
      officers, employees, consultants, agents, accountants and attorneys to cooperate fully and provide all material facts affecting its financial condition and business operations. Until the Closing and if the Closing shall not occur, thereafter, GHI, IPEC, and its respective affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, GHI, IPEC, and its respective affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from the other concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to GHI or IPEC, as the case may be, to keep such information confidential or (c) required by any Law or Order. If this transaction does not close for any reason, GHI, IPEC, and its respective affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to GHI or IPEC, as the case may be.

5.2 CONDUCT AND PRESERVATION OF BUSINESS OF GHI. From the date hereof through the Closing Date, GHI shall cause its corporate existence and status as a reporting issuer with the SEC to be continued in the ordinary course in the same manner as it has been conducted since it inception. GHI covenants that, except with the prior written consent of IPEC, which consent shall not be unreasonably withheld, GHI will not:

      (a) Do any of the restricted acts set forth in SECTION 4.18 hereof, or enter into any agreement of a nature set forth in SECTION 4.15 hereof; or

      (b) Enter into any transaction other than in the ordinary course of business.

5.3 CONDUCT AND PRESERVATION OF BUSINESS OF IPEC. From the date hereof through the Closing Date, IPEC shall cause its business to be conducted in the ordinary course and in the same manner as it has been conducted since its inception. IPEC covenants that, except with the prior written consent of GHI, which consent shall not be unreasonably withheld, IPEC will not:

      (a) Do any of the restricted acts set forth in SECTION 3.20 hereof, or enter into any agreement of a nature set forth in SECTION 3.16 hereof; or

      (b) Enter into any transaction other than in the ordinary course of business.

      Further, IPEC shall use commercially reasonable efforts to (i) preserve intact its business, assets, properties and organizations, (ii) keep available the services of its present officers, employees, consultants and agents; and (iii) maintain its present suppliers and customers and preserve its goodwill.

5.4 ADVICE OF CHANGES. IPEC will promptly advise GHI in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to them that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the IPEC Disclosure Schedule or would have resulted in any representation of IPEC in this Agreement being untrue. GHI will promptly advise IPEC in writing from time


Share Exchange Agreement - Page 22
      to time prior to the Closing with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the GHI Disclosure Schedule or would have resulted in any representation of GHI in this Agreement being untrue in any material respect.

5.5 NQB PINK SHEETS. GHI will use its best efforts to maintain the listing on the NQB Pink Sheets of the GHI Common Stock. GHI shall take the necessary action to notify NASD Regulation of the Share Exchange in a timely manner.

5.6 SEC REPORTS. GHI shall file with the SEC all reports and other documents that are required by the Exchange Act and the rules and regulations promulgated thereunder to be filed in connection with this transactions contemplated by this Agreement.

5.7 SHAREHOLDER APPROVAL. IPEC shall, as expeditiously as possible, take all actions necessary to obtain the approval of its shareholders of the transactions contemplated by this Agreement as required by the laws of Pennsylvania.

5.8 OTHER AGREEMENTS. IPEC and GHI agree to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.


                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GHI TO COMPLETE THE CLOSING. The obligations of GHI to enter into and complete the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by GHI:

      (a) (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by IPEC at or before the Closing shall have been duly complied with and performed in all material respects,
           (ii) the representations and warranties of IPEC set forth in Article III shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) GHI shall have received a certificate to such effect from IPEC, specifically referencing SECTIONS 3.7 AND 3.8. IPEC shall provide a certificate from its transfer agent as to the representations contained in SECTION 3.2.


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

      (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by IPEC in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to IPEC and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and GHI shall have received a certificate from IPEC to such effect.

      (c) All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for GHI, which approval shall not be unreasonably withheld.

      (d) IPEC shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by GHI or its counsel.

      (e)  IPEC shall not have suffered any Material Effect.

      (f) No material information or data provided or made available to GHI by or on behalf of IPEC shall be incorrect in any material respect.

      (g) No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against IPEC or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to IPEC.

      (h) Counsel to IPEC shall have delivered to GHI on and as of the Closing Date an opinion to GHI substantially as to the matters set forth in SECTIONS 3.1 AND 3.6., all subject to customary limitations reasonably acceptable to counsel to GHI.

      (i) All of the IPEC Shareholders approving the Share Exchange shall have acknowledged that the shares of GHI Common Stock are restricted securities under the Securities Act and represent that such IPEC Shareholder (i) is acquiring the GHI Common Stock for his own account without a view to distribution within the meaning of the Securities Act; (ii) has received from GHI its filings with the Securities and Exchange Commission and all other information that he has deemed necessary to make an informed investment decision with respect to an investment in GHI in general and the GHI Common Stock in particular;
           (iii) is financially able to bear the economic risks of an investment in GHI; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the GHI Common Stock so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and


Share Exchange Agreement - Page 24
           making an informed business decision with regard to, the acquisition of the GHI Common Stock. Such acknowledgment shall also indicate that each IPEC Shareholder understands and agrees that the certificates evidencing the GHI Common Stock shall bear the usual restrictive legend pertaining to Rule 144 under the Securities Act and that the GHI Common Stock will not be transferable except under an effective registration statement under the Securities Act or in accordance with available exemptions from registration under the Securities Act. Such acknowledgment shall be substantially in the form attached hereto as EXHIBIT A.

      (j) IPEC shall have received the necessary approvals from at least 90% of its shareholders to proceed with the transactions contemplated herein.

6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IPEC TO COMPLETE THE CLOSING. The obligations of IPEC to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by IPEC:

      (a) (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by GHI at or before the Closing shall have been duly complied with and performed in all material respects,
           (ii) the representations and warranties of GHI set forth in Article IV shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) IPEC shall have received a certificate to such effect from GHI.

      (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by GHI in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to GHI and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and IPEC shall have received a certificate from GHI to such effect.

      (c) All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for IPEC, which approval shall not be unreasonably withheld.

      (d) GHI shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by IPEC or its counsel.

      (e)  GHI shall not have suffered any Material Effect.


Share Exchange Agreement - Page 25

      (f) No material information or data provided or made available to IPEC by or on behalf of GHI shall be incorrect in any material respect.

      (g) No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against GHI or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to GHI.

      (h) Counsel to GHI shall have delivered to IPEC on and as of the Closing Date an opinion to IPEC substantially as to the matters set forth in SECTIONS 4.1, 4.2, 4.3, 4.4, 4.5, 4.6., AND 4.7, all subject to customary limitations reasonably acceptable to counsel to IPEC.

      (i)  The GHI  Common  Stock  shall be  approved  for  listing  on the Pink
           Sheets.

      (j) GHI shall satisfy (i) the filing requirements set forth in Section 13 of the Exchange Act and (ii) the requirements of Rule 15c2-11 as promulgated by the SEC under the Exchange Act.

      (k) IPEC Shareholders holding no more than 10% of the issued and outstanding IPEC common stock shall have perfected appraisal rights for their shares in accordance with the Pennsylvania Law.


                                   ARTICLE VII
                             POST-CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

7.1 FURTHER INFORMATION. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of IPEC or GHI, as the case may be, relating to the business of IPEC or GHI in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (b) for any other reasonable business purpose.

7.2 RECORD RETENTION. Each party agrees that for a period of not less than five years following the Closing Date, such party shall not destroy or otherwise dispose of any of the Books and Records of IPEC or GHI relating to the business of IPEC or GHI in his or its possession with respect to periods prior to the Closing Date. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended


Share Exchange Agreement - Page 26
      disposition and by offering to deliver to the other party or parties, at the other party's or parties' expense, custody of such Books and Records as such party may intend to destroy.

7.3 POST-CLOSING ASSISTANCE. IPEC and GHI will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this SECTION 7.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

7.4 SEC REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the GHI Common Stock to the public without registration, from and after the Closing, the new management of GHI will:

      (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

      (b) file with the SEC in a timely manner all reports and other documents required of GHI under the Exchange Act; and

      (c) continue a listing with a recognized securities manual for a period of at least three years after the Closing.


                                  ARTICLE VIII
                                    SURVIVAL

8.1 SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each agreement in this Agreement shall survive the Closing without limitation as to time until fully performed and each representation and warranty in this Agreement or in the Exhibits, Schedules or certificates delivered pursuant to this Agreement shall survive the Closing for a period of two years (other than the representations and warranties contained in SECTION 3.5 which shall survive the Closing without limitation as to time, and other than the representations and warranties contained in SECTION 3.14, which shall survive the Closing until the earlier of (i) three and one-half years from the Closing Date and (ii) three years following the date on which GHI files the Tax Return relating to the taxable period from January 1, 2002 through the Closing Date). Notice must be given to the party from whom indemnification is sought of any claim for indemnification under Article VIII prior to the termination of the relevant survival period.




Share Exchange Agreement - Page 27

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

      (a)  by mutual written consent of GHI and IPEC;

      (b) by GHI or IPEC by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on February 14, 2002 (unless such event has been caused by a breach of this Agreement by the party seeking such termination);

      (c) by GHI or by IPEC if a Governmental or Regulatory Body has permanently enjoined or prohibited consummation of the Share Exchange and such court or government action is final and nonappealable;

      (d) by GHI if IPEC has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; or

      (e) by IPEC if GHI has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination.

      Should IPEC terminate this Agreement for any reason other than a default by GHI as described in SECTION 9.1(E) hereof, IPEC shall be liable for all damages caused by the failure to close. Similarly, if GHI should terminate this Agreement for any reason other than a default by IPEC as described in
      SECTION 9.1(D) hereof, GHI shall be liable for all damages caused by the failure to close.

9.2   SURVIVAL AFTER  TERMINATION.  If this Agreement is terminated  pursuant to
      SECTION 9.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of SECTION 5.1 relating to the obligation to keep confidential certain information and
      (b) there shall be no liability on the part of IPEC or GHI or their respective affiliates.


                                    ARTICLE X
                                  MISCELLANEOUS

10.1  EXPENSES.   IPEC  shall  be  responsible  for  the  reasonable  legal  and accounting fees in connection with the Share Exchange.

10.2 FURTHER ASSURANCES. At any time and from time to time after the Closing Date at the request of GHI, and without further consideration, IPEC will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other


Share Exchange Agreement - Page 28
      action as GHI may reasonably deem necessary or desirable in order to transfer, convey and assign the Shares to GHI and to assist GHI in exercising all rights with respect thereto. The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

10.3 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter or sent by prepaid air courier or (b) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this SECTION 10.3):

              If to IPEC:

                       International Plastics and Equipment Corp.
                       RD #3, Box 7-A
                       Northgate Industrial Park
                       New Castle, PA 16105
                       Attention:          Joseph Giordano Jr., President

              with a copy to:

                       James M. Ginocchi, General Counsel
                       International Plastics and Equipment Corp.
                       RD #3, Box 7-A
                       Northgate Industrial Park
                       New Castle, PA 16105

              If to GHI:

                       Golden Hole, Inc.
                       10826 Omaha Trace
                       Union, KY 41091
                       Attention:          Gregory Martini, President

              with a copy to:

                       Dill Dill Carr Stonbraker & Hutchings, P.C.
                       455 Sherman Street, Suite 300
                       Denver, Colorado 80203
                       Attention:          Fay M. Matsukage, Esq.


Share Exchange Agreement - Page 29

10.4 MEDIATION. The parties hereto encourage the prompt and equitable settlement of all controversies or claims (a "DISPUTE") between or among the parties and their affiliates including but not limited to those arising out of or relating to this Agreement or the transactions contemplated hereby. At any time, either party can give the other written notice that it desires to settle a Dispute. Within 10 days of delivery of such notice, the parties agree to cause their officers having authority to resolve such differences to meet for two out of four continuous days (the "NEGOTIATION PERIOD"), the parties agree to submit their Dispute to a mediator to work with them to resolve their differences. Such mediator shall be selected by mutual agreement of the parties. The parties shall participate in the mediation proceeding in good faith with the intention to settle. The mediation shall be conducted pursuant to the rules generally used by the mediator in the mediator's practice, which rules may be modified or amended with the written consent of the parties. No later than three business days prior to the mediation, each party shall deliver to the mediator all information reasonably required for the mediator to understand the Dispute and the issues presented. The mediation shall be determined upon the first to occur of the following: (i) by the execution of a settlement agreement resolving the Dispute by the parties; (ii) by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or (iii) after the completion of two full days of mediation effect that mediation proceedings are terminated. No party shall sue any other party hereto in connection with any Dispute, except for enforcement of the negotiation and mediation process set forth herein, and the arbitration provisions set forth in SECTION 10.5 hereof shall not be applicable, in each case, prior to termination of the Negotiation Period and of the mediation as provided above.

10.5 ARBITRATION. Any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement or the agreements or transactions contemplated by this Agreement shall be finally settled by binding arbitration. The arbitration shall be conducted and the arbitrator chosen in accordance with the rule of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of GHI and IPEC. In connection with any such arbitration, each party shall be afforded the opportunity to conduct discovery in accordance with the Federal Rules of Civil Procedure.

      (a) The seat of the arbitration shall be in Pittsburgh, Pennsylvania. Each of IPEC and GHI hereby irrevocably submits to the jurisdiction of the arbitrator in Pittsburgh, Pennsylvania, and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient format, or that such venue is improper.

      (b) The arbitral award shall be in writing and shall be final and binding on each of the parties to this Agreement. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets. IPEC and GHI acknowledge and agree that by agreeing to these arbitration provisions each of the parties hereto is waiving any right that such party may have to a jury trial with respect to the resolution of any dispute under this Agreement or the agreements or transactions contemplated hereby.


Share Exchange Agreement - Page 30

10.6 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by GHI and IPEC except as may be required by applicable law or the rules and regulations of the applicable regulatory authorities.

10.7 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

10.8 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.

10.10 BINDING EFFECT, NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

10.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.12 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.13 EFFECT OF DISCLOSURE ON SCHEDULES. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

10.14 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

10.15 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or


Share Exchange Agreement - Page 31
      portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        GHI:


                                        GOLDEN HOLE, INC.


                                        By:  /s/ GREGORY MARTINI
                                           -------------------------------------
                                        Name:          Gregory Martini
                                        Title:      President


                                        IPEC:


                                        INTERNATIONAL PLASTICS AND
                                        EQUIPMENT CORP.


                                        By: /s/ JOSEPH GIORDANO JR.
                                           -------------------------------------
                                        Name:  Joseph Giordano Jr.
                                        Title:  President







Share Exchange Agreement - Page 32

                                   SCHEDULE A

                                IPEC SHAREHOLDERS

IPEC SHAREHOLDER                        IPEC SHARES OWNED      GHI SHARES TO BE
                                                                    ISSUED

Aven, Anthony                                   16,670                46,098

Bloise, Jeff                                     3,333                 9,217

Bowlin, Blevins                                 16,667                46,089

Bowlin, Kerry S.                                16,667                46,089

Carna, Jimmy                                    16,667                46,089

DeLuca, Frank Jr.                                6,667                18,436

DeLuca, Frank III                                3,333                 9,217

Forbes, Blaine                                   3,333                 9,217

Giordano, Luann                                  6,667                18,436

Giordano, Joe                                1,500,000             4,147,946

Giordano, Joseph M.                             33,334                92,178

Giordano, Tom                                   16,667                46,089

Grata, Melvin F.                                16,667                46,089

Knock, Philip D.                                16,667                46,089

Knock, Richard                                  16,667                46,089

Libeg, Thomas F.                                 8,333                23,043

Long, Chuck                                  1,500,000             4,147,946

Long, Charles, J. Sr.                            7,000                19,357

Long, Edward D.                                  3,333                 9,217

Margherio, Martin                               16,667                46,089

Martin, Joe                                      5,000                13,826

Martin, Jay                                      6,667                18,436


Share Exchange Agreement - Page 33


Meyers, Uwe                                      6,536                18,074

Panella, Chris                                   3,334                 9,220

Phymouth Partners                               50,000               138,265

Pontius, Robin G.                                8,334                23,046

Poulos, Lorri A.                                 3,333                 9,217

Preston, Bill                                    8,333                23,043

Sanders, Dieter                                  6,536                18,074

Scheben, W. Lee                                  8,333                23,043

Thomas, William Jr.                              8,333                23,043

Thomas, William III                              3,333                 9,217

Volpenhein, Jake                                13,334                36,872

Volpenhein, James                               16,667                46,089

Volpenhein, Tommy                               16,667                46,089

Wakelin, Fred                                    8,333                23,043

Webb, Teresa                                    33,333                92,176

TOTAL                                        3,431,745             9,489,796











Share Exchange Agreement - Page 34